Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Energy XXI Ltd

Houston, Texas

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated September 29, 2015, relating to the consolidated financial statements, financial statement schedule and the effectiveness of Energy XXI Ltd and subsidiaries’ internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2015.

/s/ BDO USA, LLP

Houston, Texas

December 8, 2015